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Exhibit 99.1

FOR IMMEDIATE RELEASE	October 24, 2007

Almost Family Announces Acquisition of

Quality of Life Home Health Care

Louisville, KY – Oct. 24 -- Almost Family, Inc. (NASDAQ: AFAM) today announced an agreement to acquire the assets of all the Medicare-certified home health agencies owned and operated by Quality of Life Holdings, Inc. (Quality of Life). Largo, FL-based Quality of Life operates 4 agency locations in Florida in the Tampa Bay area.

Company Comments on Acquisition

“We are very pleased to welcome the employees and patients of Quality of Life to our family of home health providers, and we are extremely excited about this acquisition” said William B. Yarmuth, chairman and chief executive officer of Almost Family. “We’ve been familiar with Quality of Life for some years now and we are particularly excited about adding Quality of Life’s highly specialized program for providing home health care in group living environments to our growing list of specialty home health programs.”

Formed in 1996, Quality of Life operates home health branches in Largo, Tampa, New Port Richey and Brooksville FL serving a daily census of nearly 600 Medicare patients. The company currently attends to patients residing primarily in group living settings such as assisted living facilities, independent living facilities, senior retirement communities, HUD-sponsored apartments for the elderly and disabled, and public housing facilities. Mr. Michael Moses, CEO and founder of Quality of Life, will join Almost Family as Vice President of Group Living Programs. He will continue to operate the Quality of Life branches and will be responsible for expanding Quality of Life’s specialized program throughout Almost Family’s service areas. In twelve months ended December 31, 2006 Quality of Life generated Medicare revenues of $7.9 million. In the twelve months ended September 30, 2007 Quality of Life generated Medicare revenues of $9.4 million.

Regarding Mr. Moses, Yarmuth concluded: “We are especially happy to welcome Michael to our management team and are anticipating the contributions we know he will make in the pursuit of our strategic growth plan.”

Moses made the following comments regarding joining the Almost Family team: “I’ve undergone a long and very thorough process prior to entering into this transaction. After considering many different companies to combine with I selected Almost Family to entrust my operations and my future with. I am extremely excited to join the Almost Family management team. I am really looking forward to playing a leadership role in expanding Quality of Life’s special brand of home health care throughout the Almost Family network.”

Financial Implications

The agreement calls for an initial purchase price of $10 million, consisting of $8 million cash, and $2 million (or approximately 100,000 shares) of Almost Family common stock (restricted). Additional consideration of up to $6.9 million may be paid contingent primarily upon the achievement of certain development targets following the closing. The cash portion of the transaction will be funded from borrowings available on the Company’s existing senior credit facility with JP Morgan Chase Bank, NA. Subject to usual and customary closing conditions, the transaction is expected to close before the end of October, 2007. The transaction is not expected to add materially to 2007 earnings but is expected to be accretive to earnings in 2008.

Almost Family, Inc., founded in 1976, is a leading regional provider of home health nursing services, with branch locations in Florida, Kentucky, Ohio, Connecticut, Massachusetts, Missouri, Alabama, Illinois and Indiana (in order of revenue significance). Almost Family, Inc. and its subsidiaries operate a Medicare-certified segment and a personal care segment. Altogether, Almost Family operates 69 branch locations in 9 U.S. states.

Contact: William Yarmuth or Steve Guenthner (502) 891-1000.

All statements, other than statements of historical facts, included in this news release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “believe,” estimate,” “project,” anticipate,” “continue,” or similar terms, variations of those terms or the negative of those terms. These forward-looking statements are based on the Company's current plans, expectations and projections about future events.

Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The potential risks and uncertainties which could cause actual results to differ materially include: regulatory approvals or third party consents may not be obtained, the impact of further changes in healthcare reimbursement systems, including the ultimate outcome of potential changes to Medicare reimbursement for home health services and to Medicaid reimbursement due to state budget shortfalls; the ability of the Company to maintain its level of operating performance and achieve its cost control objectives; changes in our relationships with referral sources; the ability of the Company to integrate acquired operations; government regulation; health care reform; pricing pressures from Medicare, Medicaid and other third-party payers; changes in laws and interpretations of laws relating to the healthcare industry; and the Company’s self-insurance risks. For a more complete discussion regarding these and other factors which could affect the Company's financial performance, refer to the Company's various filings with the Securities and Exchange Commission, including its filing on Form 10-K for the year ended December 31, 2006, in particular information under the headings "Special Caution Regarding Forward-Looking Statements" and “Risk Factors.” The Company undertakes no obligation to update or revise its forward-looking statements.